Exhibit N

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for SteelPath MLP Infrastructure Income Investment Company, we hereby consent to all references to our firm included in or made a part of this Prospectus and Statement of Additional Information to the Registration Statement on Form N-2.

/s/Cohen Fund Audit Services, Ltd.
__________________________
Cohen Fund Audit Services, Ltd.
Westlake, Ohio
August 9, 2010